BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON MARCH 30, 2017

1.            Date, Time and Place: Held on March 30, 2017, at 09:00 hours, in São Paulo City, São Paulo state, at Avenida Brigadeiro Faria Lima, N° 2.179, 1st floor.

2.            Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.            Summons and Presence: The summons was duly made within the terms of article 21 of the Bylaws of BRF S.A. (Company), with the presence of a majority of members of the Board of Directors: Messieurs Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Henri Philippe Reichstul and Walter Fontana Filho. Mr. Vicente Falconi was registered as absent.

4.            Agenda: (i) Changes in Executive Board; (ii) Ratification of Contracting Ernst & Young (“EY”) and (iii) Ratification of Alteration in Organizational Structure.

5.            Resolutions:

5.1      Changes in Executive Board. The members of the Board of Directors registered the receipt of the resignation of Mr. Rafael Ivanisk Oliveira from the position of Executive Vice-President responsible for the commercial area of Brazil. The members of the Board of Directors members thanked him for his commitment to the Company. In addition, in accordance with article 23 (xxviii) of the Bylaws, Mr. Pedro de Andrade Faria will cumulate the position of Investor Relations, Global Chief Executive and Financial Officer, with a term of office until July 11, 2018.

5.2      Ratification of the Contracting of EY. In line with the recommendation of the Statutory Audit Committee, the contract was ratified with EY to undertake the works related to the accompanying of the Performance Commitment Deed – TCD to Brazil´s anti-trust agency, the CADE, within the terms of the proposal that was presented.

5.3      Ratification of Alteration of Organizational Structure. Due to recent events, the following alterations were ratified: (i) the creation of the provisional operating fronts of the Response Management, led by Mr. Simon Cheng, and the Business Management, led by Mr. Pedro de Andrade Faria, (ii) the new structure of the Global Quality area, which will now report directly to Mr. Pedro de Andrade Faria, Global CEO and Investor Relations Director; and (iii) the new structure of the Vice-Presidency of Supply, which will now focus on the integrated planning and be led by Mr. Leonardo Byrro, an Executive Director of the Company.

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BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON MARCH 30, 2017

The Company Directors are subsequently authorized to undertake all and any acts and sign all and any documents needed for the implementation of the resolutions hereby approved.

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors and/or information presented during the meeting were filed at the Company´s head office.

7.            Approval and Signing of the Minutes: There being no further matters to be discussed, the Chairman declared the meeting suspended while the present minutes were drawn up in summary form and then read, approved and signed by everyone present. Signatures: Supervisory Board: Abilio dos Santos Diniz – Chairman; Cínthia Foroni – Secretary. Members: Messieurs Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho and Walter Fontana Filho.

I certify that the present minutes are a faithful and true copy of the original which is filed in Book Number 5, pages 134 and 135, of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

___________________________

Larissa Brack

Secretary

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